Exhibit 2.2

AMENDMENT NO. 1 TO
UNIT PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Unit Purchase Agreement (defined below) is made as of March 31, 2015, by and between Cogent Partners, LP, a Texas limited partnership (“CP LP”), CP Cogent Securities, LP a Texas limited partnership (“CP CS”), Cogent Partners Europe, LLP, a UK limited liability partnership (“CPE” and, together with CP LP and CP CS, the “Companies”), Greenhill & Co., Inc., a Delaware corporation (“Purchaser”) and Stephen Sloan, in his capacity as the Seller Representative (as defined in the Agreement) (the “Seller Representative”).

WHEREAS, the Companies, Purchaser, Seller Representative and the holders of the limited partnership or limited liability partnership, as applicable, interests in the Companies entered into that certain Unit Purchase Agreement, including the Companies Disclosure Schedules attached thereto, dated as of February 9, 2015 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement; and

WHEREAS, Section 12.12 of the Agreement provides that the Agreement may be amended by the execution of an instrument in writing manually signed on behalf of Purchaser, the Companies and the Seller Representative.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Companies, Purchaser and the Seller Representative agree that the Agreement shall be amended as follows:

1.	Amendment to Section 2.4(e) of the Agreement. Section 2.4(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(e)      Within five (5) Business Days after the determination of the Final Post-Closing Adjustment:

(i)          if the Final Post-Closing Adjustment is a negative amount, the Seller Representative and Purchaser shall give joint written instructions to the Escrow Agent to promptly pay to an account or accounts designated by Purchaser an amount (of which 45.595% shall be in cash and the remainder shall be in Purchaser Common Stock) equal to the Final Post-Closing Adjustment; provided, that Purchaser’s right to payment under this Section 2.4(e)(i) shall be limited solely to the Escrow Amount and Purchaser shall not have any claim to any excess of the Final Post-Closing Adjustment or part thereof over the Escrow Amount from the Seller Representative or any Seller;

(ii)          if the Final Post-Closing Adjustment is a positive amount, Purchaser shall promptly pay to Sellers an amount in cash equal to the Final Post-Closing Adjustment

(x) with the first $4,300,000 (four million three hundred thousand dollars) of the Final Post-Closing Adjustment being paid in accordance with the 2014 Distribution Percentages set forth opposite the Sellers' names in Schedule 2.4(e) of the Companies Disclosure Letter and (y) with any portion of the Final Post-Closing Adjustment in excess of $4,300,000 (four million three hundred thousand dollars) being paid in accordance with the Adjusted Applicable Percentages set forth opposite such Sellers’ names in the Transaction Consideration Disbursement Schedule, in each case by wire transfer of immediately available funds to the accounts designated by Seller Representative.”

2.
Amendment to Section 2.4(g) of the Agreement.  The following language is hereby added at the end of Section 2.4(g) of the Agreement: “Notwithstanding the prior two sentences, if the Final Post-Closing Adjustment Amount was a positive number but was less than $4,300,000 (four million three hundred thousand dollars) then the payments under the prior two sentences shall be made in accordance with the 2014 Distribution Percentages rather than the Adjusted Applicable Percentages until such payments equal the amount of such shortfall.”

3.	Amendment to Section 2.8 of the Agreement. The following language is hereby deleted from Section 2.8 of the Agreement:

“If, at any time during the period between the Closing and the date on which the Final Post-Closing Adjustment is determined, any change in the outstanding shares of Purchaser Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange (including pursuant to a merger or consolidation) or readjustment of shares, or any similar transaction, or any stock dividend thereon (whether of Purchaser Common Stock or of the securities of any other Person) with a record date during such period, any Purchaser Common Stock payable to the Sellers pursuant to Section 2.4 shall be appropriately adjusted to provide the Sellers the same economic effect as contemplated by this Agreement prior to such event.”

4.	Amendment to Article VIII of the Agreement. The following language is hereby added as a new Section 8.12 of the Agreement:

Section 8.12.  Potential Advancement.  Purchaser and Seller Representative shall cooperate in good faith and mutually determine whether to distribute cash from time to time as an advance on the Final Post-Closing Adjustment to be paid pursuant to Section 2.4(e) of this Agreement, taking into account the collection of accounts receivable that were outstanding as of the Closing, the status of the Specified Liabilities that were outstanding as of the Closing, and other relevant factors.

5.
Addition of Section 2.4(e) to the Companies Disclosure Schedules.  The information set forth on Exhibit A to this Amendment is hereby added as a new Section 2.4(e) in the Companies Disclosure Schedules.

6.	Amendment to Section 5.16 of the Companies Disclosure Schedules. The following language is hereby deleted from Section 5.16(j) of the Companies Disclosure Schedules:

“Check the box election for Cogent Partners Asia Pte. Ltd. to be treated as a disregarded entity for U.S. federal income tax purposes will be filed post-signing but will be filed pre-closing”.

7.	Amendment to Section 7.1(a)(x) of the Companies Disclosure Schedules. The following is hereby deleted from Section 7.1(a)(x) of the Companies Disclosure Schedules:

“Check the Box Election for Cogent Partners Asia Pte. Ltd.”.

8.
Representations of the Parties.  Purchaser hereby represents to CP LP, CP CS, CPE, and Seller Representative that this Amendment (i) has been duly and validly executed and delivered by and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the Amendment's terms, and (ii) has been duly and validly authorized by all necessary proceedings on the part of Purchaser.  Each of CP LP, CP CS, CPE, and Seller Representative hereby represents to Purchaser that this Amendment (i) has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party and the Sellers, enforceable against such party and the Sellers in accordance with the Amendment's terms, and (ii) has been duly and validly authorized by all necessary proceedings on the part of such party.

9.	Effect of Amendment. Except as specifically amended herein, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed.

10.	Capitalized Terms. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Agreement.

11.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

12.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state of New York.

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IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

COGENT PARTNERS, LP

By:	/s/ Stephen Sloan
	Name:	Stephen Sloan
	Title:	Managing Partner

CP COGENT SECURITIES, LP

By:	/s/ Stephen Sloan
	Name:	Stephen Sloan
	Title:	Managing Partner

COGENT PARTNERS EUROPE, LLP

By:	/s/ Stephen Sloan
	Name:	Stephen Sloan
	Title:	Designated Member

GREENHILL & CO., INC.

By:	/s/ Harold J. Rodriguez, Jr.
	Name:	Harold J. Rodriguez, Jr.
	Title:	Chief Operating Officer

SELLER REPRESENTATIVE

By:	/s/ Stephen Sloan
	Name:	Stephen Sloan
	Title:	Seller Representative